Artisan Partners Asset Management Inc. Reports February 2021 Assets Under Management
Milwaukee, WI - March 9, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of February 28, 2021 totaled $161.5 billion. Separate accounts1 accounted for $83.2 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $78.3 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of February 28, 2021 - ($ Millions)
Growth Team
Global Opportunities	$26,224
Global Discovery	2,115
U.S. Mid-Cap Growth	17,367
U.S. Small-Cap Growth	6,838
Global Equity Team
Global Equity	2,902
Non-U.S. Growth	21,049
Non-U.S. Small-Mid Growth	7,861
U.S. Value Team
Value Equity	3,481
U.S. Mid-Cap Value	3,881
International Value Team
International Value	25,737
International Small Cap Value	18
Global Value Team
Global Value	22,791
Select Equity	18
Sustainable Emerging Markets Team
Sustainable Emerging Markets	761
Credit Team
High Income	6,760
Credit Opportunities	102
Developing World Team
Developing World	9,781
Antero Peak Group
Antero Peak	2,858
Antero Peak Hedge	1,003

Total Firm Assets Under Management ("AUM")	$161,547

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.